Exhibit 2.1

EXECUTION

MEMBERSHIP INTEREST PURCHASE AND LICENSE AGREEMENT

by and between

SALT BLOCKCHAIN INC.

and

P3K LLC

Dated as of January 19, 2021

TABLE OF CONTENTS

i

ii

Schedule A	Dispute Resolution
Schedule B	Knowledge Group of P3K
Schedule C	Investment Representations
Schedule D	Software Platform
Schedule E	Strategies

Exhibit A	Definitions
Exhibit B	Form of Subscription Agreement

iii

MEMBERSHIP INTEREST PURCHASE AND LICENSE AGREEMENT

This Membership Interest Purchase and License Agreement (this “Agreement”) is made and entered into on this 19 day of January, 2021 by and between P3K LLC, a Delaware limited liability company (the “P3K”) and SALT BLOCKCHAIN INC., a Delaware corporation (the “Salt Blockchain”). Each of P3K and Salt Blockchain are referred to as a “Party” and collectively as the “Parties”.

BACKGROUND

A.         P3K owns or otherwise has rights to the Software Platform.

B.         P3K owns all of the issued and outstanding membership interests (the “Transferred Interests”) of Harmonic Technologies, LLC, a Delaware limited liability company (“Harmonic”).

C.         P3K wishes to grant to Salt Blockchain, and Salt Blockchain wishes to accept from P3K, a perpetual, non-exclusive license to use, improve and exploit the Software Platform.

D.         P3K wishes to sell to Salt Blockchain, and Salt Blockchain wishes to purchase from P3K, the Transferred Interests.

TERMS

In consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01    Specific Definitions. As used in this Agreement, the terms identified on Exhibit A shall have the meanings set forth or referred to in Exhibit A.

Section 1.02    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.

Section 1.03    Other Definitional Provisions.

(a)    The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)    Whenever the words “include,” “includes” or “including” (or any variation thereof) are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)    References herein to “days,” unless indicated otherwise, are to consecutive calendar days.

(d)    References to specific Articles and Sections are to the Articles and Sections of this Agreement, unless specifically stated otherwise.

(e)    The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa, and words denoting any gender shall include all genders.

(f)    All references to “dollars” or “$” shall mean “U.S. dollars,” unless specifically stated otherwise.

(g)    All references herein to a particular “Schedule” shall mean such schedule as it is included in the Schedules attached hereto.

(h)    All references herein to a particular “Disclosure Schedule” shall mean such schedule as it is included in the Disclosure Schedules attached hereto.

(i)    All references herein to a particular “Exhibit” shall mean such exhibit as it is attached hereto.

(j)    References herein to documents (other than the Schedules, this Agreement and the Ancillary Documents) having been “provided,” “made available” or “delivered” to Salt Blockchain shall only be deemed to be satisfied if such documents shall have been sent to Alex Fader at alex.fader@saltlending.com and Justin English at justin.english@saltlending.com .

ARTICLE II
PURCHASE AND SALE OF TRANSFERRED INTEREST; LICENSE

Section 2.01    Purchase and Sale of Transferred Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, P3K shall sell and deliver to Salt Blockchain, and Salt Blockchain shall purchase and accept from P3K, the Transferred Interests, free and clear of any Encumbrances.

Section 2.02    Rights and Licenses to Software Platform and Improvements.

(a)    Perpetual License of Software Platform. Effective as of the Closing, P3K hereby grants to Salt Blockchain a fully paid-up, royalty-free, non-exclusive, perpetual, irrevocable, worldwide, non-terminable, fully sublicensable (including through multiple tiers), fully transferable, unrestricted and unlimited license under its Intellectual Property (collectively, the “Licensed Intellectual Property”) to: (i) use, copy, reproduce, export, sublicense, rent, lease, assign, transfer, distribute or otherwise exploit the Software Platform or any part thereof in connection with the Business or in any manner that Salt Blockchain may determine in its sole and absolute discretion as if Salt Blockchain were an owner of the Software Platform; (ii) modify, correct, adapt, upgrade, translate, enhance, otherwise prepare derivative works or improvements of the Software Platform or any part thereof (collectively, such modifications, corrections, adaptations, upgrades, translations, enhancements, derivative works and improvements are referred to as “Improvements”) (iii) reverse engineer, disassemble, compile, decompile or merge the Software Platform or any part thereof and (iv) utilize the Software Platform or any part thereof for any lawful purpose.

(b)    Ownership of Improvements. As between P3K and Salt Blockchain, (x) Salt Blockchain shall own all right, title and interest in and to any Improvements made by or on behalf of Salt Blockchain or its Affiliates, licensees or sublicensees from and after the Closing, including all Intellectual Property therein (the “Salt Blockchain Improvements”) and (y) P3K shall own all right, title and interest in and to any Improvements made by P3K or its Affiliates, licensees or sublicensees from and after the Closing, including all Intellectual Property therein (the “P3K Improvements”). To the extent that P3K becomes the legal owner of any Salt Blockchain Improvements, P3K will, and hereby does, assign, license, and otherwise transfer and deliver, and shall cause its Affiliates and Representatives to assign, license, and otherwise transfer and deliver, to Salt Blockchain and its permitted successors and assigns, without requirement of additional consideration or royalty, all such right, title, and interest in and to Salt Blockchain Improvements as is necessary to fully effect Salt Blockchain’s ownership therein in accordance with this Section 2.02(b). To the extent that Salt Blockchain becomes the legal owner of any P3K Improvements, Salt Blockchain will, and hereby does, assign, license, and otherwise transfer and deliver, and shall cause its Affiliates and Representatives to assign, license, and otherwise transfer and deliver, to P3K and its permitted successors and assigns, without requirement of additional consideration or royalty, all such right, title, and interest in and to P3K Improvements as is necessary to fully effect P3K’s ownership therein in accordance with this Section 2.02(b).

(c)    No Further Rights. Notwithstanding any other provision in this Agreement, under no circumstances shall a Party, as a result of this Agreement, have any right under or to the Intellectual Property of the other Party except as set forth in Section 2.02. For clarity, except as otherwise specifically set forth in this Agreement, Salt Blockchain does not have any rights to P3K Improvements and P3K does not have any rights to Salt Blockchain Improvements.

Section 2.03    Patents arising out of the Software Platform. To the extent any part of the Software Platform includes or discloses any inventions for which Patent applications have not been filed as of the Closing, any Patent applications that are filed on such inventions after the Closing, and any resultant Patents, shall be considered part of the Software Platform effective as of the Closing and shall be licensed to Salt Blockchain under Section 2.02(a). P3K shall not knowingly prosecute any Patents that would materially interfere with the operation of the Business from and after the Closing in Salt Blockchain’s reasonable discretion. In the event that Salt Blockchain prosecutes any Patent applications on any Salt Blockchain Improvements, P3K shall provide, and shall use commercially reasonable efforts to cause any third party to provide, all assistance reasonably requested by Salt Blockchain in connection therewith. For clarity, Salt Blockchain shall not have the right to patent the Software Platform, but shall have the right to patent any Salt Blockchain Improvements.

Section 2.04    Rights in Bankruptcy. All rights and licenses granted by P3K under this Agreement are and will be deemed to be rights and licenses to “intellectual property,” and the subject matter of this agreement, including the Software Platform and any P3K Improvements, is and will be deemed to be “embodiment[s]” of “intellectual property”, for purposes of and as such terms are used in and interpreted under section 365(n) of the United States Bankruptcy Code (the “Code”) (11 U.S.C. § 365(n)). Salt Blockchain shall have the right to exercise all rights and elections under the Code and all other applicable bankruptcy, insolvency, and similar laws with respect to this Agreement and the subject matter hereof.

Section 2.05    Enforcement.

(a)    Each party shall promptly notify the other party in writing of any actual, suspected, or threatened infringement, misappropriation, or other violation of any of the Licensed Intellectual Property by any third party of which it becomes aware. Salt Blockchain has the first right, in its discretion, to (i) bring any action or proceeding with respect to any such infringement; (ii) defend any declaratory judgment action concerning any Licensed Intellectual Property; and (c) control the conduct of any such action or proceeding (including any settlement thereof); provided that, if Salt Blockchain does not commence an action or proceeding within ninety (90) days after receipt of a written request from P3K to assume control over enforcement of any Licensed Intellectual Property with respect to such infringement, P3K may, in its discretion, to bring such action or proceeding and control the conduct thereof. P3K shall join any such action or proceeding brought by Salt Blockchain if necessary for Salt Blockchain to have standing.

(b)    The party that does not control any action or proceeding brought under Section 2.05(a) (the “Non-Enforcing Party”) shall provide the other party (the “Enforcing Party”) with all assistance that the Enforcing Party may reasonably request, at the Enforcing Party’s expense, in connection with any such action or proceeding. The Enforcing Party will be entitled to retain any monetary recovery resulting from any such action or proceeding (including any settlement thereof) for its own account.

ARTICLE III
PURCHASE PRICE

Section 3.01    Purchase Price. The aggregate consideration (the “Purchase Price”) for the Transferred Interest and the license to the Software Platform will be (i) the Milestone Payments (if any) plus (ii) the Performance Payments (if any), subject to adjustment as set forth in Section 3.02.

Section 3.02    Post-Closing Adjustment.

(a)    Within 90 days after the Closing Date (the “True-Up Date”), Salt Blockchain shall prepare and deliver to P3K a certificate setting forth its calculation of (i) the Net Working Capital and (ii) the Post-Closing Adjustment. The “Post-Closing Adjustment” shall be an amount equal to the Net Working Capital minus the Target Working Capital, in each case reconciled back to the Closing Date.

(b)    If the Post-Closing Adjustment is a positive number, Salt Blockchain shall pay to P3K an amount equal to the Post-Closing Adjustment by wire transfer of immediately available funds pursuant to wire instructions provided by P3K to Salt Blockchain in writing.

(c)    If the Post-Closing Adjustment is a negative number, then first the first Performance Payment shall be reduced by the Post-Closing Adjustment dollar-for-dollar until the first Performance Payment is $0, and second P3K shall pay an amount, if any, equal to the remaining difference between the first Performance Payment and the Post-Closing Adjustment to Salt Blockchain by wire transfer of immediately available funds pursuant to wire instructions provided by Salt Blockchain to P3K in writing.

(d)    Any payments made pursuant to this Section 3.02 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 3.03    Payment of Purchase Price.

(a)    Milestone Payments. Salt Blockchain shall issue to P3K that number of Salt Blockchain Shares as determined below at the price per share determined in accordance with Section 3.03(a)(iii) (each such milestone, a “Milestone”, and each payment in respect thereof, a “Milestone Payment”), as follows:

(i)    Upon the achievement of the applicable Milestone(s) in Table 1 below, that number of Salt Blockchain Shares with a value equal to the percentage of the Aggregate Milestone Dollar Amount set forth adjacent to such Milestone(s):

Table 1

No.	Milestones:	Achievements:	Milestone Payments (%)
1.	Performance under this Agreement	Earning 100% of the Performance Payments	50% of the Aggregate Milestone Dollar Amount
2.	P3K MSA Integration (OTC Connection)	B2C2, FTX, BlockFills, Cumberland, James Steet	25% of the Aggregate Milestone Dollar Amount
	P3K MSA Integration (Exchange Connection)	Huobi Global and Binance must be connected. P3K will also assist Salt and use commercially reasonable efforts to have BitMex, OKEx, Bequant, and Coinbase Prime connected.
	Technology Hosted and Maintained with SALT	Ownership and control of the git repository and current documentation
	Market Data (Co-Ownership)	SALT has access and control of the accounts. P3K has access and control of the accounts.
	Domains / Email controls, etc.	SALT has access and control of the accounts. P3K no longer has access and control. Harmonic Technologies not to be included
3.	Vendor accounts (exchanges & counter-parties) all confirmed under the new ownership structure	B2C2, FTX, BlockFills, Coinbase Prime, Huobi, Binance and Bitmex, Chase Bank and Signature Bank	25% of the Aggregate Milestone Dollar Amount
	Controls on the accounts	SALT has access and control of the accounts. P3K no longer has access and control
	Bank Account Controls, etc.	SALT has access and control of the Acquired Entities Accounts at Chase Bank and Signature Bank. P3K no longer has access and control
Harmonic Technologies Name Change

(ii)     Salt Blockchain shall notify P3K within fifteen (15) days after the achievement of such Milestone.

(iii)    The price per Salt Blockchain Share shall be equal to $3.2185, representing the mutually agreed upon valuation of Salt Blockchain of THIRTY MILLION DOLLARS ($30,000,000)) divided by the issued and outstanding shares of Common Stock of Salt Blockchain as of immediately prior to the Closing, which is NINE MILLION THREE HUNDRED TWENTY-ONE THOUSAND ONE HUNDRED FIFTY-FOUR (9,321,154).

(iv)    Within fifteen (15) days of the date on which a Milestone Payment has finally been determined in accordance herewith, Salt Blockchain shall issue Salt Blockchain Shares to P3K under this Section 3.03 against its receipt of a Subscription Agreement substantially in the form attached hereto as Exhibit B, duly executed and delivered by P3K.

(v)    Notwithstanding anything herein to the contrary, Salt Blockchain shall not be required to issue any fractional shares and the number of Salt Blockchain Shares shall be rounded down to the nearest whole share.

(vi)    Salt Blockchain’s obligation to pay any Milestone Payment to P3K in accordance with Section 3.03 is an independent obligation of Salt Blockchain and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Milestone Payment and the obligation to pay a Milestone Payment to P3K shall not obligate Salt Blockchain to pay any preceding or subsequent Milestone Payment.

(vii)    Notwithstanding anything herein to the contrary, in no event shall the aggregate Salt Blockchain Shares issuable pursuant to this Section 3.03(a) as Milestone Payments exceed FIVE MILLION FIVE HUNDRED THOUSAND DOLLARS ($5,500,000) in aggregate value (the “Aggregate Milestone Dollar Amount”), the value of each Salt Blockchain Share being determined at the times set forth in this Section 3.03(a) and at the price per Salt Blockchain Share determined pursuant to Section 3.03(a)(iii). For the avoidance of doubt, each Milestone shall only be earned once.

(viii)    The dispute resolution procedures set forth on Schedule A shall govern and control over any dispute relating to whether a Milestone has or has not been achieved.

(b)    Performance Payments.

(i)    In each of the Performance Periods following the Closing until the Performance Period End Date, Salt Blockchain shall pay to P3K an amount equal to forty percent (40%) of Gross Trading Profits in either, as determined by Salt Blockchain, payment in kind, as marked to United States Dollars, or immediately available funds in the form of United States Dollars pursuant to wire instructions provided by P3K in writing to Salt Blockchain (each payment, a “Performance Payment”). Notwithstanding anything herein to the contrary, in no event shall the aggregate Performance Payments exceed ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

(ii)    Until the Performance Period End Date, on or before the date which is fifteen (15) days after the last day of each Performance Period, Salt Blockchain shall prepare and deliver to P3K a written statement (in each case, an “Calculation Statement”) setting forth its determination of Software Platform Net Profits during the preceding Performance Period and its calculation of the resulting Performance Payment.

(iii)    P3K shall have 5 days after receipt of the Calculation Statement for each Performance Period (in each case, the “Review Period”) to review the Calculation Statement. During the Review Period, P3K and its accountants shall have the right to inspect the books and records of Salt Blockchain solely to the extent related to the calculation of Software Platform Net Revenue and only during normal business hours at Salt Blockchain’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Software Platform Net Profits and the resulting Performance Payment. Prior to the expiration of the Review Period, P3K may object to the Calculation Statement for the applicable Review Period by delivering a written notice of objection (an “Objection Notice”) to Salt Blockchain. Any Objection Notice shall specify the items in the applicable Calculation Statement disputed by P3K and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If P3K fails to deliver an Objection Notice to Salt Blockchain prior to the expiration of the Review Period, then the Calculation Statement shall be final and binding on the Parties. If P3K timely delivers an Objection Notice, P3K and Salt Blockchain shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of Software Platform Net Profits and the Performance Payment for the applicable Performance Period, as the case may be. If P3K and Salt Blockchain are unable to reach agreement within 15 days after such a Objection Notice has been delivered, all unresolved disputed items shall be promptly referred to the Independent Accountant. The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Calculation Statement as promptly as practicable, but in no event later than 30 days after such submission to the Independent Accountant, and to resolve only those unresolved disputed items set forth in the Objection Notice. If unresolved disputed items are submitted to the Independent Accountant, P3K and Salt Blockchain shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by P3K and Salt Blockchain, and not by independent review. The resolution of the dispute and the calculation of Software Platform Net Profits and the resulting Performance Payment that is the subject of the applicable Objection Notice by the Independent Accountant shall be final and binding on the Parties. The fees and expenses of the Independent Accountant shall be borne by Salt Blockchain, on the one hand, and P3K, on the other hand, in proportion to the amounts by which their respective calculations of Software Platform Net Profits differ from Software Platform Net Profits as finally determined by the Independent Accountant.

(c)    No Security. The Parties understand and agree that (a) the contingent rights to receive any Performance Payment or Milestone Payment shall not be represented by any form of certificate or other instrument, are not transferable, except by operation of laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Salt Blockchain or any Acquired Company, (b) P3K shall not have any rights as a security holder of Salt Blockchain or any Acquired Company as a result of P3K’s contingent right to receive any Performance Payment or Milestone Payment hereunder, and (c) no interest is payable with respect to any Performance Payment or Milestone Payment; provided, however, that, for clarity, Salt Blockchain Shares issued in satisfaction of a Milestone Payment are securities.

(d)    No Obligations. Notwithstanding anything in this Agreement to the contrary but subject to the following sentence, (x) in the event that Salt Blockchain and/or any Acquired Company determines that the development, sales, distribution, operation, or commercialization of the Acquired Company’s products and/or services is no longer commercially viable or is underperforming for such Acquired Company, Salt Blockchain and/or any Acquired Company shall be entitled to wind down any or all of the business and affairs of such Acquired Company or otherwise cease developing, selling, distributing, operating and/or commercializing its products or services and (y) Salt Blockchain shall have no obligation to make any Milestone Payments for any Milestones achieved after the fifth anniversary of the Closing Date. Salt Blockchain shall have complete operational control over (including, without limitation, hiring and firing decisions), and business discretion with respect to, any Acquired Company’s operations and the commercialization of its products and/or services; provided that Salt Blockchain and its Affiliates (including the Acquired Companies) shall not take any action the fundamental purpose of which is to seek to avoid, frustrate, hinder or minimize the obligations of Salt Blockchain to make the applicable Performance Payment or Milestone Payment, until all such Performance Payments or Milestone Payments have been made.

(e)    Board Seat. For so long as P3K continues to own beneficially an aggregate of at least 7.5% of the issued and outstanding voting capital stock of Salt Blockchain, Salt Blockchain agrees to recommend that its stockholders elect Joseph Perry as a director of the board of directors of Salt Blockchain. P3K acknowledges that, pursuant to the Organizational Documents of Salt Blockchain, Salt Blockchain does not guaranty that Joseph Perry will be so appointed. In the event that Joseph Perry is not elected as a director at the stockholder meeting following the recommendation contemplated by this Section 3.03(e), then, so long as P3K continues to own beneficially an aggregate of at least 7.5% of the issued and outstanding voting capital stock of Salt Blockchain, Salt Blockchain shall promptly amend the operating agreement or other governance documents of Harmonic in order to appoint Joseph Perry to the board of managers or similar governing body of Harmonic. If Joseph Perry is no longer able or willing to serve on the board of directors of Salt Blockchain or board of managers of Harmonic, as applicable, for any reason or in the event Joseph Perry commits any breach of fiduciaries duties, fraud, or willful misconduct in the performance of his obligations as a director or manager, then P3K and Salt Blockchain shall negotiate in good faith to find a mutually suitable replacement candidate.

Section 3.04    Closing. The closing of the transactions contemplated hereby (the “Closing”) will take place remotely via the electronic exchange of documents and signatures on the date hereof (the “Closing Date”), or in such other manner as the Parties agree in writing. For accounting and computational purposes, the Closing will be deemed to have occurred at the Effective Time.

Section 3.05    Closing Deliverables.

(a)    At the Closing, Salt Blockchain shall deliver to P3K:

(i)    the Ancillary Documents, duly executed by Salt Blockchain;

(ii)    the Consulting Agreement, duly executed by Salt Blockchain;

(iii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Salt Blockchain certifying (1) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Salt Blockchain authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby and (2) the names and signatures of the officers of Salt Blockchain authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder; and

(iv)    such other documents or instruments as P3K reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

(b)    At the Closing, P3K shall deliver to Salt Blockchain:

(i)    the Assignment, duly executed by P3K;

(ii)    the Consulting Agreement, duly executed by P3K;

(iii)    the other Ancillary Documents, duly executed by P3K;

(iv)    a copy of the Documentation (including all Related Know-How) and Strategies;

(v)    a copy of the Software Platform (including in object code and source code format);

(vi)      a certificate of the Chief Financial Officer or Treasurer of P3K certifying that (A) the Closing Cash is $0, (B) the Closing Debt is $0 and (C) the Transaction Expenses are $0 (the “Closing Statement”);

(vii )    all approvals, consents and waivers that are listed on Section 3.05(b)(vii) of the Disclosure Schedules along with executed counterparts thereof;

(viii)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of P3K certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the manager or managing member of P3K authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (B) that attached are true and complete copies of the Organizational Documents of each Acquired Company and P3K in effect as of the Effective Time, and (C) the names and signatures of the officers of P3K authorized to sign this Agreement, the Ancillary Documents and the other documents to be delivered hereunder and thereunder;

(ix)      evidence satisfactory to Salt Blockchain that Ian Mackenzie and Aidan Paterson have accepted an employment or consulting engagement with Salt Blockchain effective as of Closing;

(x)       resignations of the managing member and officers of each Acquired Company, in each case only to the extent requested by Salt Blockchain in writing prior to the Closing;

(xi)      a payoff letter from the Persons listed on Section 3.05(b)(xi) of the Disclosure Schedules providing for the payoff in full of the amounts set forth therein and the release of all Liens on the Software Platform, any applicable assets of the Acquired Companies Company and/or the Transferred Interests (including an executed UCC-3 termination statement), in each case in form and substance satisfactory to Salt Blockchain in its discretion;

(xii)     a termination and release executed by Ronin Private Investments, LLC and Lake Treasure Holdings LLC in favor of Harmonic and HCF1 in form and substance acceptable to Salt Blockchain; and

(xiii)    such other documents or instruments as Salt Blockchain reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 3.06    Withholding Tax. Salt Blockchain shall be entitled to deduct and withhold from the Purchase Price all Taxes that Salt Blockchain may be required to deduct and withhold under any provision of Tax Law; provided that Salt Blockchain provide at least five Business Days’ prior written notice to P3K of any such withholding requirement. All such withheld amounts shall be treated for all purposes as having been paid to P3K hereunder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF P3K

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, P3K represents and warrants to Salt Blockchain as follows as of the Closing Date (except to the extent expressly made as of a specified date, in which case as of such date):

Section 4.01    Organization and Authority of P3K. P3K is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. P3K has full limited liability company power and authority to enter into this Agreement and the Ancillary Documents to which P3K is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by P3K of this Agreement and any Ancillary Document to which P3K is a party, the performance by P3K of its obligations hereunder and thereunder, and the consummation by P3K of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of P3K. This Agreement has been duly executed and delivered by P3K, and (assuming due authorization, execution, and delivery by Salt Blockchain) this Agreement constitutes a legal, valid and binding obligation of P3K enforceable against P3K in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions. When each Ancillary Document to which P3K is or will be a party has been duly executed and delivered by P3K (assuming due authorization, execution, and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of P3K enforceable against it in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions.

Section 4.02    Organization, Authority and Qualification of each Acquired Company. Each of Harmonic, HCF1 and Marvel is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Mayacama is a corporation duly organized, validly existing and in good standing under the Laws of Canada and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 4.02 of the Disclosure Schedules sets forth each jurisdiction in which each Acquired Company is licensed or qualified to do business, and each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary. All limited liability company or corporate actions taken by each Acquired Company in connection with this Agreement and the other Ancillary Documents, if any, will be duly authorized on or prior to the Closing. True and complete copies of the Organizational Documents of each Acquired Company as of the Effective Time have been provided by P3K to Salt Blockchain.

Section 4.03    Capitalization.

(a)    P3K is the record and beneficial owner of and has good and valid title to the Transferred Interests, free and clear of all Encumbrances. The Transferred Interests constitute 100% of the total issued and outstanding membership interests in Harmonic. Harmonic is the record and beneficial owner of and has good and valid title to (i) 100% of the total issued and outstanding membership interests in Marvel; (ii) 100% of the total issued and outstanding capital stock in Mayacama, in each case free and clear of all Encumbrances and (iii) the total issued and outstanding membership interests in HCF1 described on Section 4.03(a) of the Disclosure Schedules. Collectively, the Transferred Interests, membership interests in Marvel and HCF1 and the issued and outstanding capital stock in Mayacama are referred to as the “Acquired Company Equity Interests”.

(b)    The Acquired Company Equity Interests (i) have been duly authorized and are validly issued and, in the case of Mayacama are fully paid and non-assessable, (ii) were issued in compliance with applicable Laws and (iii) were not issued in violation of the Organizational Documents of any Acquired Company or any other agreement, arrangement, or commitment to which P3K or any Acquired Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c)    Upon consummation of the transactions contemplated by this Agreement, Salt Blockchain shall either directly or indirectly own all of the Acquired Company Equity Interests, free and clear of all Encumbrances.

(d)    There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interest or capital stock of any Acquired Company or obligating P3K or any Acquired Company to issue or sell any membership interests or capital stock (including the Acquired Company Equity Interests), or any other interest, in any Acquired Company. Other than the Organizational Documents of each Acquired Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Acquired Company Equity Interests.

Section 4.04    No Subsidiaries. Except for the Acquired Company Equity Interests, neither Harmonic nor any other Acquired Company owns or has any interest in any shares or other ownership interest in any other Person.

Section 4.05    No Conflicts; Consents. The execution, delivery and performance by P3K of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of P3K or any Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to P3K or any Acquired Company; (c) except as set forth in Section 4.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which P3K or any Acquired Company is a party or by which P3K or any Acquired Company is bound or to which any of their respective properties and assets are subject (including any Material Contract) or any Permit affecting the Software Platform or the properties, assets or business of any Acquired Company; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Software Platform or any properties or assets of any Acquired Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to P3K or a Company in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.06    Financial Statements.

(a)    Section 4.06(a) of the Disclosure Schedules contains complete copies of the unaudited financial statements of each Acquired Company for the year ended December 31, 2019 and the 6-month period ended June 30, 2020 (the “Interim Financial Statements” and together with the other financial statements, the “Financial Statements”).

(b)    The Financial Statements have been prepared in accordance with the Accounting Principles applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the audited Financial Statements). The Financial Statements are based on the books and records of the Acquired Companies, and fairly present the financial condition of each Acquired Company as of the respective dates they were prepared and the results of the operations of such Acquired Company for the periods indicated. Each Acquired Company maintains a standard system of accounting established and administered in accordance with the Accounting Principles.

(c)    Each Acquired Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured, or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Financial Statements, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the most recent Financial Statements and which are not, individually or in the aggregate, in excess of FIFTY THOUSAND DOLLARS ($50,000).

Section 4.07    Absence of Certain Changes, Events, and Conditions. Except as set forth on Section 4.07 of the Disclosure Schedules, since January 1, 2020, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Software Platform or any Acquired Company, any:

(a)    event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)    material change in any method of accounting or accounting practice of any Acquired Company, except as disclosed in the notes to the Financial Statements;

(c)    transfer, assignment, sale or other disposition of any of any material assets or cancellation of any debts or entitlements;

(d)    failure to take or maintain reasonable measures to protect the confidentiality or value of the Software Platform or any material Trade Secrets included in the Acquired Company Intellectual Property, including the Strategies;

(e)    acceleration, termination, material modification to or cancellation of any material Contract (including, but not limited to, any Material Contract) to which any Acquired Company is a party or by which it is bound;

(f)    imposition of any Encumbrance upon any of the Acquired Companies’ properties or assets, tangible or intangible;

(g)    entry into a new line of business or abandonment or discontinuance of existing lines of business;

(h)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(i)    action by any Acquired Company to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Salt Blockchain in respect of any Post-Closing Tax Period; or

(j)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.08    Material Contracts.

(a)    Section 4.08(a) of the Disclosure Schedules lists each of the following Contracts of P3K or any Acquired Company (collectively, the “Material Contracts”):

(i)    all licenses, sublicenses and other Contracts of P3K or any Acquired Company relating to the Software Platform or any Intellectual Property owned or used by any Acquired Company (other than licenses to use generally available off the shelf software) (“Acquired Company IP Agreements”), separately identifying the Acquired Company IP Agreements: (A) under which P3K or such Acquired Company is a licensor or otherwise grants to any Person any right or interest relating to the Software Platform any Acquired Company Intellectual Property; (B) under which P3K or such Acquired Company is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (C) which otherwise relate to P3K or such Acquired Company’s ownership or use of Intellectual Property;

(ii)       all leases, subleases, licenses, easements and other Contracts of any Acquired Company relating to Real Property owned or used by such Acquired Company;

(iii)      all Contracts that provide for the indemnification by any Acquired Company of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv)      all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which any Acquired Company is a party;

(v)       all Contracts with independent contractors or consultants (or similar arrangements) to which any Acquired Company is a party;

(vi)      all Contracts with any Governmental Authority to which any Acquired Company is a party;

(vii)     all Contracts that limit or purport to limit the ability of any Acquired Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(viii)    all Contracts to which any Acquired Company is a party that provide for any joint venture, partnership or similar arrangement by such Acquired Company;

(ix)      all Contracts between or among any Acquired Company on the one hand and any other Acquired Company, P3K or any of their Affiliates (excluding such Acquired Company) on the other hand; and

(x)       any other Contract that is material to the Software Platform any Acquired Company and not previously disclosed pursuant to this Section 4.08.

(b)    Each Material Contract is valid and binding on P3K or the Acquired Company (as applicable) in accordance with its terms and is in full force and effect. Except as set forth in Section 4.08(b) of the Disclosure Schedules, none of P3K or the Acquired Companies (as applicable) or, to P3K’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. Except as set forth in Section 4.08(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments, and supplements thereto and waivers thereunder) have been made available to Salt Blockchain.

Section 4.09    Title to Assets; Real Property.

(a)    Each Acquired Company has good and valid title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Financial Statements or acquired after June 30, 2020, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since June 30, 2020. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”): (i) liens for Taxes not yet due and payable; and (ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Acquired Companies.

(b)    None of the Acquired Companies owns any Real Property. Section 4.09(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property that is leased or subleased by each of the Acquired Companies, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (ii) the current use of such property. With respect to leased Real Property, P3K has delivered or made available to Salt Blockchain true, complete and correct copies of any leases affecting the Real Property. None of the Acquired Companies is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy, or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Acquired Companies. There are no Actions pending nor, to P3K’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 4.10    Condition of Assets. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

Section 4.11    Intellectual Property.

(a)    Except as set forth on Section 4.11(a) of the Disclosure Schedules, P3K has good and valid title to the Software Platform and each Acquired Company owns, or has a valid and enforceable license or right to use all Intellectual Property used in the Business, in each case free and clear of Encumbrances.

(b)    P3K and each Acquired Company has entered into binding, valid and enforceable, written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with P3K or such Acquired Company whereby such employee or independent contractor (i) acknowledges P3K or such Acquired Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of his or her employment or engagement with P3K or such Acquired Company; (ii) grants to P3K or such Acquired Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

(c)    Neither P3K nor any Acquired Company has registered Intellectual Property with any Governmental Authority.

(d)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of, or require the consent of any other Person in respect of, any Acquired Company’s right to own or use any Acquired Company Intellectual Property or P3K’s right to own or use the Software Platform (subject to the licenses granted hereunder).

(e)    The Software Platform and all Acquired Company Intellectual Property is valid and enforceable and P3K and each Acquired Company has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property contained in the Software Platform and all Acquired Company Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Software Platform and Acquired Company Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

(f)    P3K and each Acquired Company (i) has not, to P3K’s Knowledge, interfered with, infringed upon, diluted, misappropriated, or violated the Intellectual Property of any Person, (ii) has not received any charge, complaint, claim, demand, or notice (in writing or orally) alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person.

(g)    To P3K’s Knowledge, all Acquired Company IT Systems are in good working condition and are sufficient for the operation of the Business. There has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Acquired Company IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. P3K and each Acquired Company has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Acquired Company IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(h)    Each Acquired Company does not and has never collected, transmitted or stored personal information in the conduct of the Business, except for the personal information of its personnel used in the ordinary course of business and in compliance with applicable Law.

(i)    Section 4.11(i) of the Disclosure Schedules identifies all material licensed Intellectual Property (i) used in the development, maintenance, use, or support of the Software Platform or the Strategies; (ii) incorporated in or distributed or licensed with the Software Platform or otherwise provided by or on behalf of P3K in any manner for use in connection with the Software Platform or the Strategies; or (iii) used to deliver, host, or otherwise provide services with respect to such Software Platform, in each case except for non-customized, off-the-shelf Software that is commercially available pursuant to shrinkwrap, click-through, or other standard form agreements, and for each identified item of licensed Intellectual Property, the Acquired Company IP Agreement relating to P3K or any of the Acquired Company’s use of such licensed Intellectual Property.

(j)    Except as set forth in Section 4.11(j) of the Disclosure Schedules, P3K is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Software Platform and Harmonic is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Strategies. There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for the Software Platform or Strategies.

(k)    Section 4.11(k) of the Disclosure Schedules sets forth a correct, current, and complete list of each item of Open Source Software that is or has been used by P3K or any Acquired Company in the development of or incorporated into, combined with, linked with, distributed with, provided to any Person as a service, provided via a network as a service or application, or otherwise made available with, the Software Platform or Strategies or any of the Acquired Companies in the conduct of the Business, and for each such item of Open Source Software, the name and version number of the applicable license agreement. P3K and each of the Acquired Companies have complied in all material respects with all notice, attribution, and other requirements of each license applicable to the Open Source Software disclosed in Section 4.11(k) of the Disclosure Schedules. Neither P3K nor any Acquired Company has used any Open Source Software in a manner that does, will, or would reasonably be expected to require the (i) disclosure or distribution of the Software Platform or the Strategies in source code form; (ii) license or other provision of the Software Platform or the Strategies on a royalty-free basis; or (iii) grant of any patent license, non-assertion covenant, or other rights under the Software Platform or any Acquired Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer the Software Platform or the Strategies except as set forth in Section 4.11(k) of the Disclosure Schedules.

(l)    The Software Platform and Strategies comply in all material respects with all applicable Laws and industry standards, including with respect to security. The Software Platform conforms in all material respects to the Documentation. The Documentation contains all Related Know-How.

(m)    The Software Platform does not contain any “time bomb,” “Trojan horse,” “back door,” “worm,” virus, malware, spyware, or other device or code (“Malicious Code”) designed or intended to (i) disrupt, disable, harm, or otherwise impair in any material respect the normal and authorized operation of, or provide unauthorized access to, any computer system, hardware, firmware, network, or device on which the Software Platform or such other Software is installed, stored, or used; or (ii) damage, destroy, or prevent the access to or use of any data or file without the user’s consent. P3K has taken all reasonable steps to prevent the introduction of Malicious Code into the Software Platform. The Acquired Companies have taken commercially reasonable steps to prevent the introduction of Malicious Code into any of its Software, including the Algorithm.

(n)    The Software Platform, the Acquired Company Intellectual Property, the Acquired Company IT Systems, the Material Contracts and the other assets of the Acquired Companies are sufficient for the continued conduct of the Business by Salt Blockchain and the Acquired Companies after the Closing in substantially the same manner as currently conducted by P3K and the Acquired Companies and constitute all of the material rights, property and assets necessary to conduct the Business as currently conducted by P3K and the Acquired Companies.

Section 4.12    Indebtedness; Transaction Expenses. Section 4.12 of the Disclosure Schedules sets forth a true, correct and complete list of (a) all the Indebtedness outstanding with respect to each Acquired Company, including the individual components and indicating the amount and the Person to whom such amount is owed; (b) all Transaction Expenses, including the individual components and indicating the amount and the Person to whom such amount is owed.

Section 4.13    Insurance.

(a)    Section 4.13(a) of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors’ and officers’ liability, fiduciary liability and other casualty and property insurance maintained by P3K or its Affiliates (including each Acquired Company) and relating to the Business, officers and directors or managers of the Acquired Companies (collectively, the “Insurance Policies”). True and complete copies of such Insurance Policies have been made available to Salt Blockchain.

(b)    The Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement.

(c)    There are no claims related to the Business pending under any such Insurance Policies. There are no claims related to the business of the Acquired Companies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.

Section 4.14    Legal Proceedings; Governmental Orders.

(a)    Except as set forth in Section 4.14(a) of the Disclosure Schedules, there are no Actions pending or, to P3K’s Knowledge, threatened (i) against or by any Acquired Company affecting any of its properties or assets (or by or against P3K or any Affiliate thereof and relating to the Software Platform or any Acquired Company); or (ii) against or by any Acquired Company, P3K or any Affiliate of P3K that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Software Platform, any Acquired Company or any of the properties or assets of any Acquired Company.

Section 4.15    Compliance With Laws; Regulations.

(a)    Each Acquired Company is currently and has at all times prior to the Closing Date been in compliance in all material respects with all Laws applicable to it or its business, properties or assets, including the Business.

(b)    P3K is currently and has at all times prior to the Closing Date been in compliance in all material respects with all Laws applicable to the Software Platform and its ownership of the Transferred Interests.

Section 4.16    Permits. All Permits required for P3K to operate the Software Platform and each Acquired Company to conduct its business have been obtained by it and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.16 of the Disclosure Schedules lists all current Permits issued to P3K or an Acquired Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.16 of the Disclosure Schedules.

Section 4.17    Environmental Matters. Each Acquired Company is currently and has been in compliance in all material respects with all Environmental Laws and has not, and P3K has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.18    Employee Benefit Matters. Each Acquired Company does not maintain, sponsor, contribute to, or is required to contribute to or has any Liability for any pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off (PTO), medical, vision, dental, disability, welfare, Code Section 125 cafeteria, fringe benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, for the benefit of any current or former employee, officer, managing member, retiree, independent contractor or consultant of any Acquired Company or any spouse or dependent of such individual (each, a “Benefit Plan”). Each Acquired Company has never maintained, sponsored, contributed to, or been required to contribute to, or had any Liability for any Benefit Plan. Neither Salt Blockchain nor any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise, with respect to any Benefit Plan.

Section 4.19    Employment Matters.

(a)    Section 4.19(a) of the Disclosure Schedules contains a list of all persons who are independent contractors or consultants of the Acquired Companies as of the date hereof, and sets forth for each such individual the following: (i) name; (ii) title or position (including approximate time commitment); (iii) retention date; (iv) current contract fee; and (v) commission, bonus or other incentive-based compensation. As of the date hereof, all compensation, including commissions, bonuses, fees and other compensation, payable to all independent contractors or consultants of each Acquired Company for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Net Working Capital) and there are no outstanding agreements, understandings or commitments of any Acquired Company with respect to any compensation, commissions, bonuses or fees.

(b)    Each Acquired Company does not currently have, nor has ever had any employees. Each Acquired Company is not and has never been a party to, bound by, any collective bargaining agreement or other Contract with a union, works council or labor organization.

(c)    Each Acquired Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices. All individuals characterized and treated by any Acquired Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. There are no Actions against any Acquired Company pending, or to P3K’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of any Acquired Company.

Section 4.20    Taxes. Except as set forth in Section 4.20 of the Disclosure Schedules:

(a)    All Tax Returns required to be filed on or before the Closing Date by or on behalf of each Acquired Company have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by or with respect to each Acquired Company (whether or not shown on any Tax Return) have been, or will be, duly and timely paid.

(b)    Each Acquired Company has withheld and duly paid each Tax required to have been withheld and paid by it, including in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and each Acquired Company has complied with all information reporting and backup withholding provisions of applicable Law.

(c)    No claim has been made by any taxing authority in any jurisdiction where any Acquired Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d)    No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of any Acquired Company.

(e)    The amount of each Acquired Company’s Liability for unpaid Taxes for all periods ending on or before January 1, 2020 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements. The amount of each Acquired Company’s Liability for unpaid Taxes for all periods following the end of the recent period covered by the Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of each Acquired Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f)    Section 4.20(f) of the Disclosure Schedules sets forth:

(i)     the taxable years of any Acquired Company as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii)     those years for which examinations by the taxing authorities have been completed; and

(iii)     those taxable years for which examinations by taxing authorities are presently being conducted.

(g)    All deficiencies asserted, or assessments made, against any Acquired Company as a result of any examinations by any taxing authority have been fully paid.

(h)    Each Acquired Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions pertaining to any Acquired Company by any taxing authority.

(i)    P3K has delivered to Salt Blockchain copies of all federal, state, local, and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, any Acquired Company for all Tax periods ending after December 31, 2016.

(j)    There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of any Acquired Company.

(k)    Each Acquired Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.

(l)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into, or issued by any taxing authority with respect to any Acquired Company. Any Acquired Company or P3K on behalf of any Acquired Company is not a party to any closing agreement within the meaning of Section 7121 of the Code or any analogous provision of applicable law.

(m)    Each Acquired Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. Each Acquired Company has no Liability for Taxes of any Person (other than such Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n)    Each Acquired Company has been treated as an entity disregarded as separate from its owner for U.S. federal and analogous state and local income tax purposes since its formation, and no election has been made by or on behalf of such Acquired Company to treat is as a corporation for such purposes.

(o)    P3K is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(p)    Each Acquired Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(q)    Section 4.20(q) of the Disclosure Schedules sets forth all state, local and foreign jurisdictions in which P3K and each of the Acquired Companies is subject to Tax, is engaged in business, or has a permanent establishment.

(r)    No property owned by the Acquired Companies is (i) required to be treated as being owned by another person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended, (ii) subject to Section 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in Section 467 of the Code.

Section 4.21    Books and Records. The minute books of each Acquired Company have been made available to Salt Blockchain, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of each Acquired Company contain accurate and complete records of all meetings, and actions taken by written consent of, the members, and no meeting, or action taken by written consent, of any such members has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the applicable Acquired Company.

Section 4.22    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of P3K or any Acquired Company.

Section 4.23    Advisor and Fund Matters.

(a)    Each of the Acquired Companies is currently and has at all times prior to the Closing Date been in compliance in all material respects with all Laws, including all applicable securities Laws, relating to trading cryptocurrency assets and all rules and regulations of any exchange in which it has traded any cryptocurrency assets on or prior to the Closing Date.

(b)    The cryptocurrency assets and any other investments held or traded by or on behalf of each Acquired Company on or prior to the Closing Date are not deemed “securities” under applicable Law, including all applicable securities Laws.

(c)    Except for investments made by or on behalf of the Acquired Companies for their own account or for the account of Salt Blockchain, the Acquired Companies have only held, invested, traded and transacted in the cryptocurrency assets set forth on Schedule 4.23(c).

(d)    None of the Acquired Companies is required to be registered as (x) an investment adviser under the Investment Advisers Act of 1940, as amended, or any similar state or foreign Law, (y) an investment company under the Investment Company Act of 1940, as amended, or any similar state or foreign Law, or (z) a broker-dealer under the Securities Exchange Act of 1934, as amended, or any similar state or foreign Law. None of the Acquired Companies is required to be registered as a “commodity pool operator” “commodity trading adviser” or otherwise with the Commodity Futures Trading Commission.

(e)    All of the Acquired Companies’ accounts with exchanges are in good standing.

Section 4.24    Full Disclosure. No representation or warranty by P3K in this Agreement and no statement contained in the Disclosure Schedules to this Agreement or any certificate or other document furnished or to be furnished to Salt Blockchain pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

Section 4.25    Investment Representations. The representations and warranties of P3K set forth on Schedule C attached hereto shall be true and correct on each date on which Salt Blockchain Shares are issued, if any. The truth and accuracy of such representations and warranties shall be a condition precedent to Salt Blockchain’s obligation to issue such Salt Blockchain Shares.

Section 4.26    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Schedules and Disclosure Schedules), any Ancillary Document and any certificates furnished hereunder or thereunder, neither P3K nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of P3K or any Acquired Company, including any representation or warranty as to the accuracy or completeness of any information regarding any Acquired Company or the business, properties, assets or liabilities of any Acquired Company.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF SALT BLOCKCHAIN

Salt Blockchain represents and warrants to P3K as follows:

Section 5.01    Organization and Authority of Salt Blockchain. Salt Blockchain is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Salt Blockchain has full corporate power and authority to enter into this Agreement and the Ancillary Documents to which Salt Blockchain is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Salt Blockchain of this Agreement and any Ancillary Document to which Salt Blockchain is a party, the performance by Salt Blockchain of its obligations hereunder and thereunder and the consummation by Salt Blockchain of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Salt Blockchain. This Agreement has been duly executed and delivered by Salt Blockchain, and (assuming due authorization, execution, and delivery by P3K) this Agreement constitutes a legal, valid, and binding obligation of Salt Blockchain enforceable against Salt Blockchain in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions. When each Ancillary Document to which Salt Blockchain is or will be a party has been duly executed and delivered by Salt Blockchain (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Salt Blockchain enforceable against it in accordance with its terms except as such enforceability may be limited by the General Enforceability Exceptions.

Section 5.02    No Conflicts; Consents. The execution, delivery and performance by Salt Blockchain of this Agreement and the Ancillary Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Salt Blockchain; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Salt Blockchain; or (c) require the consent, notice or other action by any Person under any Contract to which Salt Blockchain is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Salt Blockchain in connection with the execution and delivery of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby.

Section 5.03    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Salt Blockchain.

Section 5.04    Legal Proceedings. There are no Actions pending or, to Salt Blockchain’s knowledge, threatened against or by Salt Blockchain or any Affiliate of Salt Blockchain that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.05    No Other Representations and Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Schedules), any Ancillary Document and any certificates furnished hereunder or thereunder, neither Salt Blockchain nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Salt Blockchain.

ARTICLE VI
COVENANTS

Section 6.01    Confidentiality. From and after the Closing, P3K shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning (A) the Strategies, (B) the Software Platform as the same relates to trading on or for the benefit to SALT Blockchain, (C) any information regarding Salt Blockchain Improvements disclosed to P3K hereunder and (D) each Acquired Company, except to the extent that P3K can show that such information (a) is generally available to and known by the public through no fault of P3K, any of its Affiliates or their respective Representatives; or (b) is lawfully acquired by P3K, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If P3K or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, P3K shall promptly notify Salt Blockchain in writing and shall disclose only that portion of such information which P3K is advised by its counsel in writing is legally required to be disclosed, provided that P3K shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.02    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by P3K prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Salt Blockchain shall:

(i)    retain the books and records (including personnel files) of the Acquired Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Acquired Companies; and

(ii)    upon reasonable notice, afford the Representatives of P3K reasonable access (including the right to make, at P3K’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(b)    In order to facilitate the resolution of any claims made by or against or incurred by Salt Blockchain or the Acquired Companies after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, P3K shall:

(i)    retain the books and records (including personnel files) of P3K which relate to the Acquired Companies and their operations for periods prior to the Closing; and

(ii)    upon reasonable notice, afford the Representatives of Salt Blockchain or the Acquired Companies reasonable access (including the right to make, at Salt Blockchain’s expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VII.

(c)    Neither Salt Blockchain nor P3K shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.02 where such access would violate any Law. All information or data provided under Section 6.02 shall be deemed the confidential information of the Acquired Companies subject to Section 6.01 above.

Section 6.03    Non-Compete; Non-Solicit.

(a)    For a period of five years commencing on the Closing Date (the “Restricted Period”), and excluding all companies to which P3K has already licensed the Software Platform, P3K shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) sell, license or transfer its right, title or interest in the Software Platform or Strategies to any Salt Competitors or otherwise operate as or engage in the business of a Salt Competitor, whether directly or indirectly through any partnership or arrangement with another party, or (ii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between any Acquired Company and investors or vendors of such Acquired Company.

(b)    During the Restricted Period, P3K shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee of any Acquired Company or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.03(a) shall prevent P3K or any of its Affiliates from hiring (i) any employee whose employment has been terminated by any Acquired Company or Salt Blockchain or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c)    Salt Blockchain acknowledges that should it be declared insolvent or enter bankruptcy (that is not dismissed within 60 days) or enter into a reorganization whereby P3K’s equity interests described in Article III are diluted by more than fifty-percent (50%) except in connection with a bona fide equity financing, then the prohibitions identified in Section 6.03(a) are null and void.

(d)    P3K acknowledges that a breach or threatened breach of this Section 6.03 would give rise to irreparable harm to Salt Blockchain, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by P3K of any such obligations, Salt Blockchain shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e)    P3K acknowledges that the restrictions contained in this Section 6.03 are reasonable and necessary to protect the legitimate interests of Salt Blockchain and constitute a material inducement to Salt Blockchain to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.03 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.03 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.04    Release.

(a)    P3K hereby unconditionally and irrevocably acquits, remises, discharges and forever releases, effective as of the Closing, Salt Blockchain, each Acquired Company and their respective Affiliates, equity holders, partners, managers, trustees, employees, officers, directors and agents (collectively, the “Releasees”) from any and all Liabilities and Losses of every kind whatsoever, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, including those arising under any Law, contract, agreement, arrangement, commitment or undertaking, whether written or oral, to the extent arising on or prior to the Closing; provided that Liabilities acquitted, remised, discharged and released pursuant to this Section 6.04(a) shall not include any rights of P3K under this Agreement, any Ancillary Agreement or any other agreement between P3K or its Affiliates on one hand, and Salt Blockchain and its Affiliates on the other hand.

(b)    P3K hereby agrees that it shall not (and shall cause its Affiliates not to) make any claim for indemnification against Salt Blockchain, each Acquired Company or any of their respective Affiliates by reason of the fact that P3K or any Affiliate of P3K is or was a member, director, manager, officer, employee or agent of any Acquired Company or any of its Affiliates or is or was serving at the request of such Acquired Company or any of its Affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, Organizational Document, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought by any of Salt Blockchain Indemnitees against P3K pursuant to this Agreement or applicable Law or otherwise, and P3K (on its own behalf and on behalf of its Affiliates) hereby acknowledges and agrees that it shall not have any claim or right to contribution or indemnity from any Acquired Company or any of its Affiliates with respect to any amounts paid by it pursuant to this Agreement or otherwise. In no event shall any Acquired Company or any of its Affiliates have any Liability whatsoever to P3K (or any Affiliate of P3K) for breaches of the representations, warranties, agreements or covenants of P3K hereunder, and P3K shall not (and P3K shall cause its Affiliates not to) in any event seek contribution from any Acquired Company or any of its Affiliates in respect of any payments required to be made by P3K pursuant to this Agreement.

Section 6.05    Public Announcements. Unless otherwise required (i) by applicable Law (based upon the reasonable advice of counsel), (ii) pursuant to any rules or regulations of any securities exchange of which the securities of such party or any of its Affiliates are listed or traded or to be listed or traded or otherwise necessary to comply with securities laws, or (iii) in connection with enforcing its rights under this Agreement, no party to this Agreement shall make any public announcements (including by communicating with any news media) in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 6.06    Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, without further consideration, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VII
TAX MATTERS

Section 7.01    Tax Covenants.

(a)    Without the prior written consent of Salt Blockchain, P3K (and, prior to the Closing, each Acquired Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, each Acquired Company, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Salt Blockchain or any Acquired Company in respect of any Post-Closing Tax Period. P3K agrees that Salt Blockchain is to have no liability for any Tax resulting from any action of P3K, any Acquired Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Salt Blockchain (and, after the Closing Date, any Acquired Company) against any such Tax or reduction of any Tax asset.

(b)    All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by P3K when due. P3K shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Salt Blockchain shall cooperate with respect thereto as necessary).

(c)    Salt Blockchain shall prepare, or cause to be prepared, all Tax Returns required to be filed by each Acquired Company after the Closing Date with respect to a Pre-Closing Tax Period, other than income Tax Returns of P3K that include any Acquired Company as an entity that is disregarded as separate from P3K. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election and shall be submitted by Salt Blockchain to P3K (together with schedules, statements and, to the extent requested by P3K, supporting documentation) at least 45 days prior to the due date (including extensions) of such Tax Return. If P3K objects to any item on any such Tax Return, it shall, within ten days after delivery of such Tax Return, notify Salt Blockchain in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Salt Blockchain and P3K shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Salt Blockchain and P3K are unable to reach such agreement within ten days after receipt by Salt Blockchain of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Salt Blockchain and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Salt Blockchain and P3K. The preparation and filing of any Tax Return of any Acquired Company that does not include or otherwise relate to a Pre-Closing Tax Period shall be exclusively within the control of Salt Blockchain.

Section 7.02    Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon any Acquired Company shall be terminated as of the Closing Date. After such date none of any Acquired Company, P3K nor any of P3K’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 7.03    Tax Indemnification. Except to the extent treated as a liability in the calculation of Final Net Working Capital, P3K shall indemnify each Acquired Company, Salt Blockchain, and each Salt Blockchain Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 4.20; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII; (c) all Taxes of or relating to any Acquired Company or to the business of any Acquired Company for all Pre-Closing Tax Periods (determined for Straddle Periods in accordance with Section 6.04); (d) all Taxes of P3K or otherwise imposed on P3K; (e) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which P3K or any Acquired Company (or any predecessor of any Acquired Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; and (f) any and all Taxes of any Person imposed on any Acquired Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith, P3K shall reimburse Salt Blockchain for any Taxes of any Acquired Company that are the responsibility of P3K pursuant to this Section 7.03 within ten Business Days after payment of such Taxes by Salt Blockchain or any Acquired Company.

Section 7.04    Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a)    in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 7.05    Contests. Salt Blockchain agrees to give written notice to P3K of the receipt of any written notice by any Acquired Company, Salt Blockchain or any of Salt Blockchain’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Salt Blockchain pursuant to this Article VII (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Salt Blockchain’s right to indemnification hereunder. Salt Blockchain shall control the contest or resolution of any Tax Claim; provided, however, that Salt Blockchain shall obtain the prior written consent of P3K (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that P3K shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by P3K.

Section 7.06    Cooperation and Exchange of Information. P3K and Salt Blockchain shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any audit or other proceeding in respect of Taxes of any Acquired Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of P3K and Salt Blockchain shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Acquired Company for any taxable period beginning before the Closing Date, P3K or Salt Blockchain (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 7.07    Tax Treatment. P3K and Salt Blockchain agree that the purchase and sale of the Membership Interests contemplated hereby will be treated for U.S. federal income Tax purposes and analogous state income Tax purposes as a taxable sale by P3K and a purchase by Salt Blockchain of the assets of any Acquired Company.

Section 7.08    Allocation of Purchase Price. A draft statement setting forth the allocation of the aggregate Purchase Price among the license of the Software Platform and the Transferred Interests (the “Purchase Price Allocation Statement”) shall be prepared by Salt Blockchain and delivered to P3K within sixty (60) days following the Closing Date for P3K’s review and approval. If P3K notifies Salt Blockchain in writing that P3K objects to one or more items reflected in the Purchase Price Allocation Statement, P3K and Salt Blockchain shall negotiate in good faith to resolve such dispute; provided, however, that if P3K and Salt Blockchain are unable to resolve any dispute with respect to the Purchase Price Allocation Statement within ninety (90) days following the Closing Date, such dispute shall be resolved by an Independent Accountant. The fees and expenses of such Independent Accountant shall be borne equally by P3K and Salt Blockchain. Salt Blockchain and P3K shall file all income tax returns, reports, and forms (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation Statement. Any adjustments to the Purchase Price pursuant to Section 3.02 shall be allocated in a manner consistent with the Purchase Price Allocation Statement.

Section 7.09    Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 4.20 and this Article VII shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 7.10    Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VII, the provisions of this Article VII shall govern.

ARTICLE VIII
    INDEMNIFICATION

Section 8.01    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 4.20 which are subject to Article VII) shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the Fundamental Representations and Section 5.01 (Organization and Authority of Salt Blockchain) and Section 5.03 (No Brokers) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof). All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VII which are subject to Article VII) shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

Section 8.02    Indemnification by P3K. Subject to the other terms and conditions of this Article VIII, P3K shall indemnify and defend each of Salt Blockchain and its Affiliates (including any Acquired Company) and their respective Representatives (collectively, the “Salt Blockchain Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Salt Blockchain Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of P3K contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of P3K pursuant to this Agreement (other than in respect of Section 4.20, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VII);

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by P3K pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VII, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VII) or in any Ancillary Document;

(c)    any Indebtedness of the Acquired Companies or Transaction Expenses not fully paid on the Closing Date;

(d)    any Liabilities or Third Party Claims related to that Software Sale and License Agreement (the “Blockfills Agreement”), dated October 11, 2019, by and between P3K and Reliz Technology Group Holdings LLC (“Reliz”), including as it relates to any licensing, sublicensing, sales or transfers of, or the use of any derivative works or improvements or modifications to, the Software (as defined in the Blockfills Agreement);

(e)    any Third Party Claims involving allegations of actual or potential infringement, violation or misappropriation, whether past, present or future, of any Intellectual Property of a Third Party arising from or related to the sale, licensing or use of the Software Platform or any Other Improvements; or

(f)    any matter set forth in Section 8.02(f) of the Disclosure Schedules; or

(g)    any common law fraud by P3K or its Representatives in connection with this Agreement or any Ancillary Agreement.

Section 8.03    Indemnification by Salt Blockchain. Subject to the other terms and conditions of this Article VIII, Salt Blockchain shall indemnify and defend each of P3K and its Affiliates and their respective Representatives (collectively, the “P3K Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, P3K Indemnitees based upon, arising out of, with respect to or by reason of:

(a)    any inaccuracy in or breach of any of the representations or warranties of Salt Blockchain contained in this Agreement, any Ancillary Document or in any certificate or instrument delivered by or on behalf of Salt Blockchain pursuant to this Agreement;

(b)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Salt Blockchain pursuant to this Agreement or any Ancillary Document; or

(c)    any Third Party Claims involving allegations of actual or potential infringement, violation or misappropriation, whether past, present or future, of any Intellectual Property of a Third Party arising from or related to the SALT Blockchain Improvements or

(d)    any common law fraud by Salt Blockchain or its Representatives in connection with this Agreement or any Ancillary Agreement.

Section 8.04    Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a)    Except for a party’s fraud or willful misconduct, the aggregate amount of all Losses for which P3K or Salt Blockchain shall be liable pursuant to Section 8.02(a) (other than Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representation) or Section 8.03(a) (other than Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of Section 5.01 or Section 5.03) shall not exceed TWO MILLION DOLLARS ($2,000,000).

(b)    Except for a party’s fraud or willful misconduct, the aggregate amount of all Losses for which P3K or Salt Blockchain shall be liable pursuant to Section 8.02(a) or Section 8.03(a) with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations (other than Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of Section 4.23(b)) or Section 5.01 or Section 5.03 shall not exceed the Purchase Price, and, with respect to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of Section 4.23(b), shall not exceed ONE MILLION DOLLARS ($1,000,000).

(c)    For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty and determining the amount of Losses associated therewith shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05    Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party.”

(a)    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is P3K, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim if: (i) the defense of such Third Party Claim by the Indemnifying Party would, in the reasonable judgment of the Indemnified Party, have a material adverse effect on any Acquired Company, (ii) the Indemnifying Party does not have sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is reasonably likely to result, (iii) the Third Party Claim does not seek (and does not continue to seek) solely monetary damages, and (iv) the Indemnifying Party does not expressly agree in writing that it will be liable for any Loss incurred by the Indemnified Party, subject only to the limitations set forth in this Article VIII. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.05(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (x) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (y) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.05(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. P3K and Salt Blockchain shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.01) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 8.05(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)    Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes actually aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Acquired Companies’ premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)    Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of any of the Acquired Companies (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 4.20 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VII) shall be governed exclusively by Article VII hereof.

Section 8.06    Payments; Set-Off Rights. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within five Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such five Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to but excluding the date such payment has been made at a rate per annum equal to 12%. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding. Notwithstanding anything herein to the contrary, Salt Blockchain shall have the right to withhold and set-off, in its sole and absolute discretion, from any unpaid future Milestone Payments or Performance Payments due and payable to P3K the amount of Losses described in any then-pending indemnification Claims made by any of the Salt Blockchain Indemnitees pursuant to Section 8.06.

Section 8.07    Tax Treatment of Indemnification Payments. All indemnification payments made pursuant to Article VII, Article VIII or any other provision of this Agreement shall be treated by the parties as an adjustment to the Final Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08    Exclusive Remedies. Subject to Section 3.03(a)(xi), Section 3.03(b)(iii), Section 6.03 and Section 9.10 and except in the instance of common law fraud or criminal or intentional misconduct, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VII and this Article VIII. Nothing in this Section 8.08 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX
MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.02):

If to P3K:	P3K, LLC
140 Alcazar Dr
Cordillera, CO 81632
Attention: Joe Perry
Email: joe@p3kgroup.com

with a copy to:
(which shall not constitute notice)

Attention:
Email:

If to Salt Blockchain:	Salt Blockchain Inc.
P.O. Box 8350
Denver, Colorado 80201
Attention: General Counsel
Email: legaldept@saltlending.com

with a copy to:
(which shall not constitute notice)	Ballard Spahr LLP
1735 Market Street, 51st Floor
Philadelphia, PA 19103-7599
Attention: Peter Jaslow
Email: JaslowP@ballardspahr.com

Section 9.03    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 9.04    Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.03(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.05    Entire Agreement. This Agreement, together with the Disclosure Schedules, Ancillary Agreements, all Exhibits and Schedules hereto and thereto and the documents, agreements, certificates and instruments referred to herein and therein, constitute the entire agreement between the Parties and with respect to the subject matter hereof and supersedes all prior representations, warranties, agreements, and understandings, oral or written, with respect to such matters and other than any written agreement of the Parties that expressly provides that it is not superseded by this Agreement.

Section 9.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Salt Blockchain may assign this Agreement (i) to an Affiliate or a purchaser of substantially all of its assets without prior written consent and (ii) to any lender as collateral security for its obligations to such lender, it being understood that no such assignment will relieve Salt Blockchain of any of its obligations hereunder. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.07    No Third-party Beneficiaries. Except as provided in Section 6.04, Section 7.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.08    Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by the Parties. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

Section 9.09    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)    Each party hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(c)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT, THE ASSIGNMENT, THE ANCILLARY DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ASSIGNMENT, THE OTHER ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.09(c).

Section 9.10    Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.11    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

P3K LLC:

By:
Name: Joseph Perry Title: Managing Member

Signature Page to Membership Interest Purchase and License Agreement

SALT BLOCKCHAIN INC.

By:
Name: Justin English Title: Chief Executive Officer

Signature Page to Membership Interest Purchase and License Agreement

EXHIBIT A

Certain Defined Terms

“Accounting Principles” means GAAP.

“Acquired Companies” means, collectively, Harmonic, HCF1, Marvel Dealings and Mayacama.

“Acquired Company Intellectual Property” means all of the Intellectual Property owned or purported to be owned by any Acquired Company, including the Strategies.

“Acquired Company IP Agreements” has the meaning set forth in Section 4.08(a).

“Acquired Company IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud-based or other third-party service providers) by any of the Acquired Companies.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Algorithm” means the proprietary pre-written and configurable algorithmic trading source code and object code for liquidity provision, liquidity taking and position accumulation, together with the “building blocks” and strategy parameters for creating internal alpha and execution models.

“Ancillary Documents” means the Assignment, the Stockholders Agreement and the Consulting Agreement.

“Assignment” means an assignment of the Transferred Interests to Salt Blockchain in form and substance satisfactory to Salt Blockchain.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Denver, Colorado are authorized or required by Law to be closed for business.

“Business” means the business of owning and operating an investment vehicle that uses the Software Platform to execute trades on cryptocurrency and other digital assets and representative investments.

“Closing” has the meaning set forth in Section 3.04.

“Closing Cash” means all unrestricted cash and cash equivalents (including marketable securities) of the Acquired Companies, as of the Effective Time, determined in accordance with GAAP.

“Closing Date” has the meaning set forth in Section 3.04.

“Closing Debt” means the Indebtedness of each Acquired Company as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals.

“Consulting Agreement” means that consulting agreement between Salt Blockchain and P3K in form reasonably satisfactory to the parties and that includes a non-solicitation covenant and a key employee covenant that Joseph Perry will perform the services thereunder.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Current Assets” means accounts receivable, inventory and prepaid expenses, but excluding (a) cash and cash equivalents, (b) the portion of any prepaid expense of which Salt Blockchain will not receive the benefit following the Closing, (c) deferred Tax assets and (d) receivables from any of the Acquired Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, determined in accordance with the Accounting Principles.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses, but excluding payables to any of the Acquired Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates, deferred Tax liabilities, Transaction Expenses and the current portion of any Indebtedness of the Acquired Companies, determined in accordance with the Accounting Principles.

“Direct Claim” has the meaning set forth in Section 8.05(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by P3K and Salt Blockchain concurrently with the execution and delivery of this Agreement.

“Documentation” means P3K’s user manuals, handbooks, and installation guides relating to the Software Platform in any form or media, that describe the functionality, components, features, or requirements of the Software Platform, including any aspect of the installation, configuration, integration, operation, or use of the Software Platform.

“Dollars or $” means the lawful currency of the United States.

“Effective Time” means 12:01 a.m. Mountain time on the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.06.

“Fundamental Representations” means the representations and warranties set forth in Section 4.01 (Organization and Authority of P3K), Section 4.02 (Organization, Authority and Qualification of Company) Section 4.03 (Capitalization), Section 3.04 (No Subsidiaries), Section 4.09(a) (Title to Assets), Section 4.11 (Intellectual Property), Section 4.12 (Indebtedness; Transaction Expenses), Section 4.15 (Compliance with Laws), Section 4.22 (Brokers), Section 4.23 (Fund and Advisor) and Section 4.24 (Investment Representations) including, in each case, the related portions of the Disclosure Schedules.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“General Enforceability Exceptions” means bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors' rights and by general equitable principles.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Gross Trading Profits” means, with respect to any Performance Period and without duplication, trading revenue derived by Salt Blockchain or its Affiliates in such Performance Period from all Strategies, as determined in accordance with GAAP, assuming for purposes of such calculation the application of the Financial Accounting Standards Board Accounting Standard Codification (ASC) Topic 946 (Financial Services – Investment Company), less any exchange fees and borrowing costs and excluding any interest payments or fees arising from Salt Blockchain’s current cryptocurrency-backed lending business. For purposes of this definition, revenues derived by Salt Blockchain shall be determined based upon the specific performance measurement metric established for purposes measuring trading and investment returns.

“Harmonic” has the meaning set forth in the Recitals.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HCF1” means HCF:1 LLC, a Delaware limited liability company.

“Indebtedness” means, without duplication and with respect to the Acquired Companies, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services (other than Current Liabilities taken into account in the calculation of Net Working Capital), (c) long or short-term obligations evidenced by notes, bonds, debentures or other similar instruments, (d) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (e) capital lease obligations; (f) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (g) guarantees made by the Acquired Companies on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (f); and (h) any unpaid interest, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” means any regionally recognized independent accounting firm agreed to by the parties hereto; provided, that no party or its Affiliates shall have engaged or been advised by such firm in the 24 months prior to the date of the dispute at issue.

“Insurance Policies” has the meaning set forth in Section 4.13.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in-part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) mask works, and all registrations, applications for registration, and renewals thereof; (f) industrial designs, and all Patents, registrations, applications for registration, and renewals thereof; (g) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (h) computer programs, operating systems, applications, firmware, and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof; and (i) all other intellectual or industrial property and proprietary rights.

“Interim Financial Statements” has the meaning set forth in Section 4.06.

“Knowledge of P3K” or “P3K’s Knowledge” or any other similar knowledge qualification, means the actual and/or constructive knowledge of any of the Persons listed on Schedule B, after due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Losses” means losses, damages, liabilities, deficiencies, Actions, diminution in value, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except to the extent actually awarded to a Governmental Authority or other third party.

“Marvel” means Marvel Dealings LLC, a Delaware limited liability company.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Acquired Companies, or (b) the ability of P3K to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any changes in applicable Laws or accounting rules, including GAAP; or (vi) any epidemic or other natural disaster or act of God, including the Coronavirus pandemic.

“Material Contracts” has the meaning set forth in Section 4.08(a).

“Mayacama” means Mayacama, Ltd., a Canadian corporation.

“Net Working Capital” means: (a) the Current Assets of the Acquired Companies, less (b) the Current Liabilities of the Acquired Companies, determined as of the Effective Time using the Accounting Principles.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” or pursuant to any license identified as an "open source license" by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (opensource.org/osd) (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), GNU Affero General Public License (AGPL), MIT License (MIT), Apache License, Artistic License, and BSD Licenses).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Performance Period” means that period commencing at 12:01 a.m. Mountain time at the Closing Date until 11:59 p.m. Mountain time on March 31, 2021, and each subsequent calendar quarter thereafter commencing as of 12:00 a.m. Mountain time on each of, as applicable, April 1, July 1, October 1, and January 1 and ending at 11:59 p.m. Mountain time on the last day of the applicable calendar quarter, until the Performance Period End Date.

“Performance Period End Date” shall mean the date on which Salt Blockchain has made Performance Payments or set-off against due and payable Performance Payments in accordance with this Agreement, an amount equal to ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000 USD).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.09(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Acquired Companies for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Acquired Companies for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 3.01.

“Real Property” means the real property owned, leased or subleased by the Acquired Companies, together with all buildings, structures and facilities located thereon.

“Related Know-How” means any and all technical or business information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings, data, discoveries, improvements, modifications, inventions, know-how, trade secrets or other information related to the operation, functionality, use, exploitation, development or commercialization of the Software Platform, whether or not embodied in any documentation or other tangible materials, or results, patentable or otherwise, including all data and specifications.

“Representative” means, with respect to any Person, any and all directors, managers, managing members, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Salt Blockchain” has the meaning set forth in the preamble.

“Salt Blockchain Indemnitees” has the meaning set forth in Section 8.02.

“Salt Blockchain Shares” means shares of Common Stock, $0.0001 par value per share, of Salt Blockchain.

“Salt Competitor” means any (i) consumer-facing companies with cryptocurrency-backed lending or yield product or service, such as BlockFi, Nexo, Celsius, and Cred, or (ii) other than P3K or its Affiliates, retail-facing companies offering cryptocurrency-backed asset or wealth management products or services. For the avoidance of doubt, the foregoing clause (ii) shall not be deemed to include the provision of general wealth management services to qualified institutional customers or limited partners by a general partner or manager, family office, investment fund or proprietary trading firm.

“Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases, and all related specifications and documentation, including developer notes, comments and annotations, user manuals, and training materials relating to any of the foregoing and all Intellectual Property rights therein.

“Software Platform” means (a) the Software described on Schedule D attached hereto including the Algorithm, (b) the Documentation and all Related Know-How, (c) any new versions, update, upgrade, release, or other adaptation or modification of (a) or (b) that P3K may generally provide to its licensees from time to time after the Closing (including any error corrections, enhancements, improvements, or other changes to the user interface, functionality, compatibility, capabilities, performance, efficiency, or quality thereof), and (d) any Blockfills’ Improvements (as defined in the Blockfills Agreement) in existence as of the Closing Date.

“Stockholders Agreement” means that certain Salt Blockchain Stockholders Agreement, dated October 1, 2016, by and among certain stockholders of Salt Blockchain.

“Straddle Period” has the meaning set forth in Section 7.04.

“Strategies” mean the Documentation and all Related Know-How for the alpha generation strategies described on Schedule E. Commonly referred to as “Snuffy” and the “Channel Strategy”.

“Target Working Capital” means $0.00.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, levies, assessments or governmental charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Claim” has the meaning set forth in Section 7.05.

“Tax Return” means any return, declaration, report, claim for refund, information return, or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means anywhere in the world.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Expenses” means all fees and expenses incurred by any Acquired Company at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, and the performance and consummation of the transactions contemplated hereby and thereby.

“Transferred Interests” has the meaning set forth in the recitals.